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                                           EXECUTIVE OFFICE:
                                           One Sun Life Executive Park
                                           Wellesley Hills, Massachusetts 02481
                                           800-700-6554
    [LOGO] SUN LIFE ASSURANCE
           COMPANY OF CANADA (U.S.)        HOME OFICE:
                                           Wilmington, Delaware

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                         MATURITY EXTENSION RIDER

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THIS RIDER IS EFFECTIVE IF IT IS SHOWN IN SECTION 1 OF THIS POLICY AS A
SUPPLEMENTAL BENEFIT. THIS RIDER IS A PART OF THIS POLICY AND IS SUBJECT TO THE OTHER TERMS AND CONDITIONS OF THIS POLICY.
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BENEFIT
Item 3 of this Policy's Maturity Date Extension provision described in
Section 4 is hereby deleted. This Policy's death benefit will continue to be the death benefit as described in the Death Benefit section of this Policy.

MONTHLY RIDER COST
The Monthly Cost of Insurance for this rider (the monthly rider cost) is part of the cost of insurance described in this Policy's Computation of Values section. The monthly rider cost is the sum of (a) plus (b), where: (a) is the Monthly Cost of Insurance rate for this rider multiplied by this Policy's net amount at risk (exclusive of any increases in the net amount at risk caused by increases in the Specified Face Amount) and divided by 1,000; and (b) is the sum of the results obtained by multiplying the cost of insurance rate for this rider by the amount of increase in this Policy's net amount at risk caused by each increase in the Specified Face Amount and dividing by 1,000.

The Monthly Cost of Insurance rate applicable in (a) above is based on the length of time this rider has been in force and each Insured's sex, age on the Policy Date and Class. These Monthly Cost of Insurance rates are shown in section 2 of this Policy in the applicable table of cost of insurance rates per $1000 of net amount at risk.

The Monthly Cost of Insurance rate applicable in (b) above is based on the length of time each increase in this policy's Specified Face Amount has been in force and each Insured's sex, age and rating class as of the effective date of each increase. These Monthly Cost of Insurance rates are shown in section 2 of this Policy in the table of cost of insurance rates applicable to this rider for each increase in this Policy's Specified Face Amount.

TERMINATION
This rider will terminate on the earlier of:

-     the date We receive Your request request that it be terminated; or

-     the date this Policy terminates.

Termination of this rider at your request will restore item 3 of this Policy's Maturity Date Extension provision as of the date this rider terminates.


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          President


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SVUL-2000-MDE                                                 SLPC #